MACRO MARKETS



Claymore MACROshares

for the institutional investor

Disclaimer

The information presented herein will be deemed to be superseded by any amendments or subsequent versions of this presentation. The information presented herein is confidential and proprietary to MacroMarkets, LLC ("MM") and is protected by, among other laws, a patent under the United States patent laws, and, accordingly, this material is not to be reproduced in whole or in part or used for any purpose except as authorized by MM and is to be treated as strictly confidential and not disclosed directly or indirectly to any party other than the recipient.

The data underlying the information contained herein has been obtained from sources that MM believes are reliable, but MM does not guarantee the accuracy of the underlying data or computations based thereon. The information in this presentation is illustrative, presented only for informational purposes, and is not intended to predict actual results, which may differ substantially from those reflected herein. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. You should understand the assumptions and evaluate whether they are appropriate for your purposes. Performance results are often based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value of the inputs given. Models used in any analysis may be proprietary making the results difficult for any third party to reproduce. Contact MM for explanations of any modeling techniques and the inputs employed in this presentation. The securities referenced herein are more fully described in offering memorandum or prospectus prepared by the issuers of the MACRO securities when such securities are being structured and offered, which you are strongly urged to request and review before making the purchase of any securities therein offered.

These materials contain statements that are not purely historical in nature but are "forward-looking statements." These include or may include, among other things, projections, forecasts, estimates of income, yield or return, the value of an index, future performance targets, sample or pro forma portfolio structures or compositions, scenario analysis, specific investment strategies and proposed or pro forma levels of diversification or sector investment. These forward-looking statements are based upon certain assumptions. Actual events are difficult to predict, are beyond MM's control and may differ from those assumed. All forward-looking statements included herein are based on information available on the date hereof, and MM assumes no duty to update any forward-looking statements. Some important factors which could cause actual results to differ materially from those in any forward-looking statements include, among others, the actual index upon which the MACRO is based, the types of collateral purchased by any issuer of the MACRO securities and the other terms of the MACRO securities. Other such risk factors will be described in an offering memorandum or prospectus for such MACRO securities. Accordingly, there can be no assurance that estimated returns or projections discussed herein if any can be realized, that the factual assumptions upon which forward-looking statements are based will materialize or that actual returns or results will not be materially lower than those presented.

MACRO Securities Depositor, LLC, a Delaware limited liability company which is acting as the depositor for the Claymore MACROshares Oil Up Holding and Tradeable Trusts and the Claymore MACROshares Oil Down Holding and Tradeable Trusts, has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in these registration statements and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MACRO Securities Depositor, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free (800) 345-7999. You may also request a copy of the prospectuses by accessing the Claymore MACROshares web site at www.claymoremacroshares.com.

Exchange Traded Funds

History of Exchange Traded Funds

- Brokers watched their assets walk out the door to the mutual fund industry during the early and mid 1980's
- ETFs were borne out of retail investor complaints from the stock market crash of 1987 when investors first realized their mutual fund sales were not processed until market close
- Supershares were the predecessor to ETFs
- SPDRs launched in January 1993
  - First early adopter was New South Wales Super Annuation Retirement Fund in Australia
  - At year-end 1993 assets were about $460 million
- ETF assets have average annual growth rate of 38 percent

Current ETF Market Overview

- ETF assets are growing faster than mutual fund industry
- Asset categories have expanded beyond the first broad based passive equity index benchmarks and includes:

- Cap Style boxes	- Value and growth Cuts
- Sectors	- Fundamental indexes
- Commodities Indexes	- Individual Commodities
- Sector Rotations	- Micro Caps
- Enhanced Dividends	- Investment Strategies as indexes
- Currencies	- International
- Medically focused	- REITs
- Bonds	- Leveraged

- All ETFs initially extract liquidity from the underlying assets

Historical Asset View

U.S. ETF Assets & Average Daily Volume Since 1993



$600
$500
$400
$300
$200
$100
$0
U.S. ETF Assets in $B
800
700
600
500
400
300
200
100
0
U.S. Consolidated Avg Daily Volume in MM
Assets
ADV

	12/31/93	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	6/8/07
Assets	0.46	0.42	1.05	2.41	6.71	15.62	35.89	70.31	87.43	101.57	154.80	203.51	311.73	431.25	488.13
ADV	0.23	0.40	0.33	1.21	3.69	9.88	19.38	45.75	101.95	161.78	166.43	226.67	301.99	418.52	706.49

Key Attributes of ETFs

- Index benchmarks
- In-kind redemption and creation as the standard process
- Minimal capital gain distributions
- Production of Indicative Intraday Values
- Arbitrage opportunities to correct small differences

What ETFs Lack

- If the underlying asset does not have liquidity, the ETF will have liquidity problems
- ETFs could drive the underlying prices of the individual asset components (SLV)
- Can not express investor expectations only investor demand

What is next in ETFs

- **Active ETFs**
  - Active investment strategies will use current passive ETF investment techniques
  - Portfolio characteristics will be captured daily and translated into risk factors
  - Creations and redemptions will use existing ETFs and may include individual stocks
- **Asset allocation and life style ETFs**
- **Cradle to Grave ETFs**

Beyond ETFs

- Claymore MACROshares
  - Performance does not require ownership of the benchmark assets and therefore investors can earn:
    - Enhanced returns via potential dividends while tracking liquid commodities
    - Exposure to new asset categories
      - Illiquid Commodities
      - Residential Real Estate
      - Economic indicators

What are MACROshares?

- Securities issued in pairs one of which is designed to deliver the positive performance, the "Up-MACRO Shares", and the other is designed to deliver the inverse performance, the "Down-MACRO Shares", of a specific benchmark
- MACROshares are collateralized by T-bills and overnight government repurchase agreements
- Independent Trustee/Custodian provides oversight of funds
- Up–MACRO Shares and Down-MACRO Shares can be created and redeemed in pairs daily by Authorized Participants

Uses of MACROshares

- Investors gain diversification to equities and debt by adding potentially non-correlated commodity performance to their portfolios
- Listed MACROshares can be margined at normal long security margin rates
- Investors can execute short trading strategies with a long security
- Investors can use MACROshares in asset allocation models to enhance returns

The MACROshares Structure

1. At inception, the MACROshares UP and MACROshares DOWN Holding Trusts are equally priced and equally collateralized.



$60
Assets are Pledged Between Trusts
Benchmark issuance price is $60
$60
MACROshares UP
MACROshares DOWN

2. In an environment of rising benchmark prices, the MACROshares UP Holding Trust increases in value and the MACROshares DOWN Holding Trust decreases in value proportionately. (excluding accrued income and expenses)



Benchmark Price Rises $30
MACROshares up is entitled to $30 in pledged assets
$90
$30
MACROshares UP
MACROshares DOWN

3. In an environment of falling benchmark prices, the MACROshares DOWN Holding Trust increases in value and the MACROshares UP Holding Trust decreases in value proportionately. (excluding accrued income and expenses)



Benchmark Price Falls $30
MACROshares down is entitled to $30 in pledged assets
$30
$90
MACROshares UP
MACROshares DOWN

Why add Commodities to my Portfolio?



Efficient Portfolio Frontier With and Without Oil
Expected Annual Return
16%
15%
14%
13%
12%
11%
10%
9%
8%
5%
7%
9%
11%
13%
15%
17%
19%
Standard Deviation of Annual Return
28% Up Oil MACROshares, 115% Stocks, -44% Bonds
With Oil
21% Up Oil MACROshares, 79% Stocks
100% Stocks
10% Oil MACROshares
40% stocks, 45% bonds, 5%
cash
W/O Oil
15% Up Oil MACROshares, 53% Stocks, 32% Bonds
Tangency: Rf=5%: 12% Up Oil MACROshares, 36% Stocks, 52% Bonds
50% Stocks, 50% Bonds
9% Up Oil MACROshares, 27% Stocks, 64% Bonds
25% Stocks, 75% Bonds
40% Stocks,
50% Bonds,
10% Cash
100% Bonds

* Assuming an investment in Oil Up-MACROshares

Patented Product Structure

- MACROshares are patented in multiple global markets by MacroMarkets, LLC
- Macro Securities Depositor (MSD) is the SPV issuer
  - Claymore Securities, Inc. and MacroMarkets, LLC jointly supervise the SPV
  - Claymore provides trust administration and marketing support
  - MacroMarkets provides initial intellectual property and on-going product support

Benefits of the Structure

- "UCR" offers positive price performance and "DCR" offers inverse price performance correlated to the price of NYMEX Crude Oil futures contracts
- Each share is a long position in the investor's portfolio
- Investors receive quarterly income on UCR and DCR shares in correlation to NYMEX futures contract prices
- Investors can achieve market neutral position and earn income without incurring stock loan expenses, counterparty risks or recall risk on borrowed shares

Listed Tradeable MACROshares

- **Tradeable Trust shares provide investors with a simplified investment decision: Do I go long or short oil?**
- **Amex listing permits investors to execute investment decisions quickly at market prices and using exchange orders**
- **Real time indicative intraday values (IIV), based upon real time NYMEX oil future prices are published by the Amex every 15 seconds**
- **NYMEX oil closes at 2:30 PM daily but MACROshares trade on the Amex until 4:15 PM**

Are MACROshares Tracking Oil?



UCR v. DCR v. WTI Futures
Daily Closing Prices: YTD
UCR
DCR
Rolling CL1
$80
$75
$70
$65
$60
$55
$50
$45
$40
Jan
Feb
Mar
Apr
May

Trading, Tracking & Income

- **UCR is trading at a premium to the NAV to reflect, we believe, the excess contango in oil futures**
- **DCR is trading at a discount because of the MACROshares "closed paired" structure**
- **The NAV is based upon the closing price of the benchmark NYMEX oil futures contract and includes accrued income derived from government-secured collateral less trust expenses**
- **We believe MACROshares are the first synthetic "cash" market for oil with a potential income stream**

Trading History



UCR v. GSCI Spot Return
YTD % Change
UCR - Price
GSCI Spot Return
UCR - NAV
GSCI Crude Oil Spot Return
20%
10%
0%
-10%
-20%
Jan
Feb
Mar
Apr
May

MACROshares vs. Oil



UCR v. DCR v. WTI Futures
YTD % Change
UCR
DCR
Rolling CL1
25%
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
Jan
Feb
Mar
Apr
May

Termination Events

- Oil MACROshares mature in 20 years
- When the NAV of either the Up or Down Holding MACROshares increases by 85% from the NAV at issuance, the MACROshares termination process begins and concludes on the next dividend pay date
- New MACROshares could be issued at new price levels prior to the termination or maturity of the current series
- The maximum investor return for any unleveraged MACROshare is 100 percent of the issuance price plus the last quarterly income distribution

Attributes

- MACROshares
  - ETF-like product attributes
    - Real-time IIV prices
    - Daily creation and redemption
    - Use of cash and security ETF redemption and creation process
    - Use of Authorized Participants
- Provide investors with income correlated to the underlying asset performance
- The Up and Down share arbitrage enhances liquidity opportunities for hard to own or illiquid asset classes
- Through the product structure investors eliminate exposure to bank or broker counterparts associated with swaps and structured notes

Risks *

- The Tradeable shares may individually trade at premiums or discounts to the benchmark NAV
- MACROshares are a new product structure that may not be accepted by investors until their performance is understood
- MACROshare pricing models are new and the trading spreads are wide when compared to ETFs
- Significant WTI price changes may lead to early termination and capital gains

* The above is not a full list of risks associated with MACROshares. For a full list please review the MACROshares prospectuses attached to this presentation or available at www.MacroMarkets.com

Risk Management Tools

- Claymore MACROshares are designed to provide long-term risk management for oil price risks
- Institutional investors can use MACROshares to eliminate counterpart risks
- Retail investors can obtain long-term commodity exposure that includes steady income flow and no use of derivatives
- Publicly listed MACROshares remove concerns associated with pricing by principal counterparts on OTC products

Conclusion

- MACROshares leverage ETF understanding to achieve acceptance by retail and institutional investors
- The MACROshares product structure can provide new investment opportunities not available to many investors
- Counterpart risks are eliminated through the "closed paired" trust architecture